Timothy P. Murphy Appointed to Western Union Board of Directors

DENVER,  March 24, 2020 – The Western Union Company (NYSE: WU), a leader in cross-border, cross-currency money movement and payments,  today announced that Timothy P. Murphy has been appointed to the Company’s Board of Directors, effective March 24, 2020.

Mr. Murphy will also serve on the Compliance Committee of the Board.

A recognized leader in the global law enforcement, cyber, intelligence and business communities, Mr. Murphy has a wealth of experience in both the private and public sectors. He currently serves as President and Chief Executive Officer of Consortium Networks, a cybersecurity intelligence, collaboration and consulting organization. Prior to his move to Consortium, he held the position of President, Thomson Reuters Special Services (TRSS), a wholly owned subsidiary of Thomson Reuters, from 2015-2019. TRSS provides management consultancy services to help customers with intelligence collection and analysis, network analysis, insider threat and global risk management solutions. Mr. Murphy currently serves as Chairman of the TRSS Board.

Previously, Mr. Murphy spent 23 years in the Federal Bureau of Investigation, rising to the position of Deputy Director, a position he held upon his retirement from the Bureau in 2011. During his tenure, Mr. Murphy held a number of operational positions in a variety of field offices nationwide, investigating matters from counterterrorism to cyber and organized crime, as well as serving as the Bureau’s Chief Financial Officer and Chief Operating Officer.

“Tim is a renowned expert on global cyber, counterterrorism, intelligence, criminal and security issues,”  said Hikmet Ersek,  President and CEO of Western Union. “The Board and I are looking forward to working with Tim as we continue to enhance and sustain an effective, global compliance program across 200 countries and territories, which is unique and makes us very competitive in cross-border money movement.”

The Company simultaneously announced that Board member Frances Fragos Townsend has declined to stand for re-election at the Company’s 2020 Annual Meeting of Stockholders. Ms. Fragos Townsend was appointed to the Board in August 2013 and has served on the Corporate Governance and Public Policy Committee and as Compliance Committee Chair.

During her tenure as Compliance Committee Chair,  Ms. Fragos Townsend led the Board’s oversight of the Company’s response to enforcement actions by the Arizona Office of the Attorney General, the U.S. Department of Justice (DOJ) and the Federal Trade Commission. In June 2017, Western Union announced, alongside the Arizona Attorney General, that it had successfully completed a monitorship along the Southwest Border of the U.S, and on March 9, 2020, a U.S. federal court entered an order marking the formal conclusion of the Company’s Deferred Prosecution Agreement with the Department of Justice, by which the charges against Western Union were dismissed with prejudice.

“The Board and I owe a depth of gratitude to Frances for her excellent support and governance over the past 6+ years,” said Hikmet Ersek. “During this time, Frances has helped us transform our Compliance organization into a competitive asset. Today, we can be proud of our exemplary compliance program operating in an ever-changing, complex regulatory environment, and I  look forward to continuing this work with Tim.”

Further, Board member Roberto G. Mendoza will retire from the Board effective at the Annual Meeting because he has reached the Board’s mandatory retirement age, as set forth in the Company’s Corporate Governance Guidelines.

“The Board and I thank Roberto for his more than 13 years of dedicated service on the Board and its various committees,” said Hikmet Ersek. “Roberto contributed substantial financial, capital markets, corporate governance, and operational expertise and provided the Board with global perspective based on his international business experience and service on a variety of public company boards.”

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About Western Union

The Western Union Company (NYSE: WU) is a global leader in cross-border, cross-currency money movement and payments. Our omnichannel platform connects the digital and physical worlds and makes it possible for consumers and businesses to send and receive money and make payments with speed, ease, and reliability.  As of December 31, 2019, our network included over 550,000 retail agent locations offering our branded services in more than 200 countries and territories, with the capability to send money to billions of accounts.  Additionally, westernunion.com, our fastest growing channel in 2019, is available in over 70 countries, plus additional territories, to move money around the world.  With our global reach, Western Union moves money for better, connecting family, friends and businesses to enable financial inclusion and support economic growth. For more information, visit www.westernunion.com.

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